Exhibit 5.2

CONSENT OF CASSELS BROCK & BLACKWELL LLP

We consent to the reference to our firm name under the headings “Enforceability of Certain Civil Liabilities” and “Description of Debt Securities – Enforceability of Judgments” in the short form base shelf prospectus forming a part of Amendment No. 1 to the Registration Statement on Form F-10 filed by Goldcorp Inc. with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Act”). By giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under the Act, or the rules and regulations promulgated thereunder.

/s/ Cassels Brock & Blackwell LLP

Vancouver, Canada

June 16, 2016